Exhibit 4.6

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL EITHER (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

                        Warrant to Purchase Common Stock
                                       of
                                   AMTEC, INC.

THIS CERTIFIES that COMMUNICATIONS INVESTORS GROUP, a Florida General Partnership ("Holder"), or any subsequent holder hereof, has the right to purchase from AMTEC, INC., a Delaware corporation (the "Company"), not more than 600,000 (the "Exercise Amount") validly issued, fully paid and nonassessable shares of the Company's Common Stock, $0.001 par value ("Common Stock"), at the exercise price defined below (the "Exercise Price"), at any time on or before 5:00 p.m., March 31, 2004 (the "Expiration Date", which is the fifth anniversary of the Closing Date). This Warrant is issued pursuant to that certain Subscription Agreement between the Company and the original Holder dated as of March 15, 1999 (the "Subscription Agreement"). The holder of this Warrant agrees with the Company that this Warrant is issued and all rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein.

1. Definitions. For purposes of this Warrant:

"Closing Date" means the date of the closing of the purchase of the Warrant pursuant to the Subscription Agreement.

"Exercise Price" shall be equal to the Conversion Price of the Shares as set forth in the Certificate of Designation of Preferences, subject to adjustment as described in Section 5.

2. Exercise of Warrant. This Warrant may be exercised at any time or from time to time on or before the Expiration Date to the extent of the then applicable Exercise Amount upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit B, duly executed, together with the full Exercise Price for each share of Common Stock as to which this Warrant is exercised, at the office of the Company, or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form by facsimile (such surrender and payment hereinafter called the "Exercise"). The "Date of Exercise" of the Warrant shall be defined as the date that a copy of the Exercise Form is sent by facsimile to the Company, provided that the original Warrant and Exercise Form are received by the Company within five (5) business days thereafter. This Warrant shall be canceled upon, but only to the extent of, its Exercise. As soon as practical thereafter, but no later than three (3) business days

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AmTec, Inc.                             1   Series G Convertible Preferred Stock
thereafter, the holder hereof shall be entitled to receive a certificate or certificates for the number of shares of Common Stock purchased upon such Exercise and (if applicable) a new Warrant or Warrants (containing terms identical to this Warrant) representing any unexercised portion of this Warrant. Each person in whose name any certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date the Company or Transfer Agent dispatches such Common Stock or no later than the third business day after receipt of the original Warrant irrespective of the date of delivery of such certificate. Nothing in this Warrant shall be construed as conferring upon the holder hereof any rights as a shareholder of the Company prior to Exercise.

3. Payment of Exercise Price. Payment of the Exercise Price may be made by cash, certified check or cashier's check or wire transfer to the Company.

4. Transfer and Registration. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, wholly or in part, upon surrender of this Warrant properly endorsed, with signature guaranteed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and the holder of this Warrant shall be entitled to receive a new Warrant or Warrants as to the portion hereof retained.

5. Anti-Dilution Adjustments.

(a) In the event the Company shall at any time undergo a stock split, stock dividend or other combination or subdivision that does not involve payment of consideration for such shares, the Exercise Price in effect immediately prior to such change shall be proportionately decreased and the number of shares of Common Stock purchasable upon the exercise of the Warrant immediately prior to such subdivision shall be proportionately increased. In the event the Company shall at any time combine its outstanding Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock purchasable upon the exercise of the Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

(b) If the Company shall at any time effect a recapitalization or reclassification of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which the holder hereof shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization or reclassification, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionately decreased and, in the case of a decrease in the number of shares, proportionally increased.

(c) If the Company shall at any time consolidate or merge with any other corporation or transfer all or substantially all of its assets, then the Company shall deliver written notice to the Holder of such merger, consolidation or sale of assets at least thirty (30) days prior to the closing

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AmTec, Inc.                             2   Series G Convertible Preferred Stock
of such merger, consolidation or sale of assets and this Warrant shall terminate and expire immediately prior to the closing of such merger, consolidation or sale of assets.

(d) No adjustment to the Exercise Price shall be made unless such adjustment would change the Exercise Price at the time by $.01 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $.01 or more. No adjustment made pursuant to any provision of this Section 5 shall have the effect of increasing the total consideration payable upon Exercise of this Warrant in respect of all the Common Stock as to which this Warrant may be exercised.

(e) In the event that any time, as a result of an adjustment made pursuant to this Section 5, the holder of this Warrant shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

6. Fractional Interests. No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, the holder hereof may purchase only a whole number of shares of Common Stock.

7. Reservation of Shares. The Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for Exercise of this Warrant. The Company covenants and agrees that upon Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid, nonassessable and not subject to preemptive rights of any shareholders.

8. Restrictions on Transfer. This Warrant and the Common Stock issuable on Exercise hereof have not been registered under the Securities Act, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of registration or the availability of an exemption from registration under said Securities Act. In the event a holder believes an exemption from the registration requirements of said Act is available, the holder must deliver a legal opinion reasonably satisfactory in form and substance, to the Company and its counsel, stating that such exemption is available. All shares of Common Stock issued upon Exercise of this Warrant shall bear an appropriate legend to such effect. Unless the Company determines (upon the advice of counsel) that such a legend would be unnecessary, each share certificate for Common Stock issued upon Exercise hereof shall be stamped or otherwise imprinted with a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE

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AmTec, Inc.                             3   Series G Convertible Preferred Stock

         REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

9. Registration Rights. The Company hereby grants the holder of the Common Stock issuable upon exercise of the Warrant the registration rights described in, and the Common Stock issuable upon exercise of the Warrants shall constitute "Registerable Securities" under, the Registration Rights Agreement between the Company and a certain investor listed therein, dated March 15, 1999.

10. Benefits of this Warrant. Nothing in this Warrant shall be construed to confer upon any person other than the Company and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and the holder of this Warrant.

11. Applicable Law. This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware. Jurisdiction for any dispute regarding this Warrant lies in the State of Delaware.

12. Loss of Warrant. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

13. Notice to Company. Notices or demands pursuant to this Warrant to be given or made by the holder of this Warrant to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and sent to the address on the signature page of this Warrant, until another address is designated in writing by the Company. Notices or demands pursuant to this Warrant to be given or made by the Company to or on the holder of this Warrant shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to the Holder at the Holder's address provided to the Company. The address of the Holder is, Communications Investors Group, 2601 S. Bayshore Drive, PH-1B, Coconut Grove, FL 33133, until another address is designated in writing by the Holder.

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AmTec, Inc.                             4   Series G Convertible Preferred Stock

         IN WITNESS WHEREOF, this Warrant is hereby executed effective as of the date set forth below.

Dated as of: March 16, 1999

By: AMTEC, INC.


By: /s/ Joseph R. Wright, Jr.
    -------------------------
    Name:     Joseph R. Wright, Jr.
    Title:    Chairman & CEO
    Address:  AmTec, Inc.
              599 Lexington Avenue, 44th Floor
              New York, NY 10022

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AmTec, Inc.                             5   Series G Convertible Preferred Stock